                                        ----------------------------------------
                                                  OMB APPROVAL
                                        ----------------------------------------
                                        OMB NUMBER             3235-0167
                                        EXPIRES:       NOVEMBER 30, 1995
                                        ESTIMATED AVERAGE BURDEN
                                        HOURS PER RESPONSE     .... 1.50
                                        ----------------------------------------




                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number 33-83660


                                OMI Trust 1995-B
             (Exact name of registrant as specified in its charter)

         c/o PNC Bank, National Association, Corporate Trust Department,
                           Attention: Judy Wisniewske
       1700 Market Street , Philadelphia, Pennsylvania 19103 (215)585-8872
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

  Manufactured Housing Contract Senior/Subordinated Pass-Through Certificates,
       Series 1995-B, Class A-1, Class A-2, Class A-3, Class A-4 and
                                   Class B-1
            (Title of each class of securities covered by this Form)

                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      |_|          Rule 12h-3(b)(1)(i)     |X|
         Rule 12g-4(a)(1)(ii)     |_|          Rule 12h-3(b)(1)(ii)    |_|
         Rule 12g-4(a)(2)(i)      |_|          Rule 12h-3(b)(2)(i)     |_|
         Rule 12g-4(a)(2)(ii)     |_|          Rule 12h-3(b)(2)(ii)    |_|
                                               Rule 15d-6              |X|

       Approximate number of holders of record as of the certification or notice date: 48__________________

         Pursuant to the requirements of the Securities Exchange Act of 1934, OMI TRUST 1995-B, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              By:  OAKWOOD MORTGAGE INVESTORS, INC.,as depositor

Date: October 21, 1997
By: /s/ DOUGLAS R. MUIR

         Name: Douglas R. Muir

         Title: Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

                        OAKWOOD MORTGAGE INVESTORS, INC.
                                OMI Trust 1995-B
                          Manufactured Housing Contract
                  Senior/Subordinated Pass-Through Certificates
                                  Series 1995-B




         I hereby certify that the following information is correct:



                                                                                        TOTAL CERTIFICATE-
                                                                                           HOLDERS AS OF
                    SECURITY                           CUSIP #              [Insert first day of applicable fiscal year]

                    Class A-1                        674135 AL2                                     8
                    Class A-2                        674135 AM0                                    22
                    Class A-3                        674135 AN8                                     5
                    Class A-4                        674135 AP3                                    10
                    Class B-1                        674135 AQ1                                     3

                    Total Certificateholders                                                       48






Date: October 21, 1997                        Signed: /s/ DOUGLAS R. MUIR

                                              Title: Vice President